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                                                                   EXHIBIT 10.33

                             FIRST AMENDMENT TO THE
                           KEYCORP SIGNING BONUS PLAN

         WHEREAS, KeyCorp has established the KeyCorp Signing Bonus Plan ("Plan") for certain employees of KeyCorp, and

         WHEREAS, the Board of Directors of KeyCorp has authorized its Compensation and Organization Committee to permit amendments to the Plan, and

         WHEREAS, the Compensation and Organization Committee of the Board of Directors of KeyCorp has determined it desirable to amend the Plan and has accordingly authorized the execution of the First Amendment,

         NOW, THEREFORE, pursuant to such action of the Compensation and Organization Committee, the Plan is hereby amended as follows:

         1. Section 6.1 of the Plan is amended to delete it in its entirety and to substitute therefore the following:

                  "6.1 DISTRIBUTION OF DEFERRAL. A Participant's vested Signing Bonus Deferral with all earnings and gains thereon, shall be distributed to the Participant as of the Determination Date concurrently with or immediately following the Participant's vesting in his or her Plan benefit in accordance with the distribution directions provided by the Participant in his or her Distribution Agreement, as follows:

                  (a)    as a single lump sum distribution of Common Shares, or

                  (b) if the participant is otherwise eligible to participate in the KeyCorp Deferred Compensation Plan based on the Participant's job grade (or job grade equivalent) at the time of his or her Signing Bonus Deferral, then such Participant may make a plan-to-plan transfer of the Participant's vested bookkeeping Plan Account balance to the KeyCorp Deferred Compensation Plan's Common Stock Account.

         Subject to the withholding provisions of Section 6.4 hereof, distributions from the Plan shall be made in Common Shares based on the bookkeeping number of whole and fractional Common Shares attributable to the Participant's vested Signing Bonus Deferral maintained in the Plan's Common Stock Account as of the Determination Date concurrently with or immediately preceeding the date of such distribution. Participants' Plan Account balances transferred to the KeyCorp Deferred Compensation Plan's Common Stock Account will not be subject to investment diversification and/or reallocation under the KeyCorp Deferred Compensation Plan.

         Notwithstanding the foregoing provisions of this Section 6.1, however, in the event a Participant who is subject to the Corporation Stock Ownership Guidelines fails to meet his or her Stock Ownership Guidelines requirements at the time of his or her Plan distribution, and the Participant has elected to receive a lump sum distribution from the Plan, the Corporation in its discretion may (1) withhold such portion of the Participant's lump sum distribution of Common Shares until the Participant has otherwise met his or her obligations under the Corporation Stock Ownership Guidelines, or (2) issue to the Participant restricted Common Shares whose transferability will be

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         restricted until the Participant otherwise meets his or her obligations under the Stock Ownership Guidelines."

         2. Except as specifically amended herein, the Plan shall remain in full force and effect.

         IN WITNESS WHEREOF, KeyCorp has caused this First Amendment to the Plan to be executed by its duly authorized officer to be effective as of the first day of January, 2001.

                                                        KEYCORP

                                        By:   /s/ Steven N. Bulloch
                                            ----------------------------------

                                        Title:  Assistant Secretary
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